Exhibit 99.1

EMRISE
NEWS	CORPORATION
611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	949-474-4300
(408) 200-3598	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE CORPORATION COMPLETES SALE OF ADVANCED CONTROL COMPONENTS

AND PAYS DOWN DEBT

Satisfies Credit Agreement Obligations to Principal Lender,

Strengthens Balance Sheet, Positions Company to Focus on Growing Business

Eatontown, NJ (September 1, 2010) — EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that it has completed the sale of its Advanced Control Components, Inc subsidiary (ACC) to Plainview, NY-based Aeroflex Incorporated for $20 million in an all cash transaction, subject to a working capital adjustment.  At closing EMRISE received net proceeds, after closing costs, of $17.3 million.  EMRISE used $12.7 million of the net proceeds to pay off all but $3.8 million of approximately $16.5 million in total debt owed to its principal lender and the former ACC shareholders.  The Company also deposited $800,000 in a 12-month escrow account in the event of any warranty claims or disputes arising from the sale of ACC that may subsequently occur between EMRISE and Aeroflex.  At the end of the escrow period any unused funds in the account will be returned to EMRISE.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said closing these transactions is the final step in the Company’s strategy to divest non-core, non-performing and other businesses, significantly reduce its debt, strengthen its balance sheet and return to focusing on growing the business and enhancing stockholder value.

To pay off the $10.6 million debt to its principal lender and otherwise satisfy its credit agreement obligations to the lender, EMRISE paid $9.6 million in cash and signed a $1 million, two-year interest bearing note for the balance.  To satisfy the ACC deferred purchase obligations to the former ACC shareholders, EMRISE paid $3.1 million in cash, signed a $2.8 million, three-year interest bearing note, and Charles Brand, the president and former principal shareholder of ACC, agreed to accept $450,000 worth of EMRISE common stock priced at $1.07778 per share, or 417,525 shares of common stock, as partial payment on the amount he is owed.  Further details of all the transactions will be disclosed in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Closing the ACC sale and paying down the Company’s debt obligations occurred late yesterday after the Company’s stockholders approved the sale of ACC at the EMRISE Annual Stockholders’ Meeting on Monday of this week.

“For nearly two years, our management team, investment bankers and other advisors worked diligently and overcame numerous obstacles in executing our strategy to sell assets and businesses to significantly reduce our debt to our principal lender and the former shareholders of ACC,” Oliva said.  “During this time, we successfully sold three non-core businesses, one non-performing business and ACC, all of which has enabled us to pay nearly all the debt owed to our principal lender, significantly reduce our obligations to the prior owners of ACC, retain approximately $3.8 million of the proceeds from the sale of ACC for working capital purposes and free up the entire management team to focus on operating our business and building for the future.”

With an annualized revenue base anticipated to be $30 million to $33 million to build on, EMRISE is now positioned to pursue two primary strategies.  The first is to capitalize on the Company’s communications network timing and synchronization technology through both organic and strategic transaction based growth.  The second is to increase the Company’s efforts to drive strong growth from its global European based aerospace and defense business units, especially with the anticipation of an improved economy driving expected growth in the In-flight Entertainment and Communications market and the European and U.S. military markets.

The Company expects to put in place a new revolving credit line in Europe with a major international bank and smaller revolving credit lines in the U.S. and France, all of which will be used for working capital purposes.

“We believe a narrow focus on our two primary strategies, combined with new working capital sources and lower interest expense and operating costs will provide us with the best chance of maximizing value for our stockholders,” Oliva said.  “With well differentiated and highly validated technology platforms, a large base of international customers, strong engineering and management teams, and a greatly improved balance sheet due to significantly lower debt levels, I believe we will have the ability to better support our working capital needs, grow the Company, and facilitate strategic merger and alliance transactions.  We are committed to the successful execution of these strategies, and look forward to reporting our progress as we move forward.”

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers throughout the U.S., Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including expanding the Company and enhancing stockholder value, are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the ability to complete additional strategic initiatives; the terms, conditions and timing of such events; whether these efforts will result in increasing value for its stockholders and other stakeholders; unforeseen technical issues; unforeseen changes in customer demand; unforeseen delays in receipt of materials from our vendors; inability of our products to meet customer specifications; and changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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